                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      / /        Definitive Proxy Statement
      /X/        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                MORTONS RESTAURANT GROUP, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

BACKGROUND OF THE MERGER; FAIRNESS--UPDATE

    Since the date of our proxy materials on June 18, 2002, various events have occurred that led Morton's Special Committee and Board of Directors to their recommendation that stockholders vote FOR the merger with Morton's Holdings, LLC and Morton's Acquisition Company, affiliates of Castle Harlan Partners III, L.P., at $16.00 per share in cash.

    Because of their affiliation with Castle Harlan Partners III, L.P., directors John K. Castle and David B. Pittaway did not participate in or vote at any of the Board of Directors meetings discussed below. Because Morton's Holdings intends to offer to senior employees, including directors Allen J. Bernstein and Thomas J. Baldwin, the opportunity to subscribe for equity interests in Morton's Holdings, Messrs. Bernstein and Baldwin also did not participate in or vote at any of the Board meetings discussed below.

    On June 18, 2002, High River Limited Partnership, an affiliate of Carl Icahn, delivered to the Special Committee a signed merger agreement substantially similar to the merger agreement with Morton's Holdings and Morton's Acquisition, as in effect at that time, but with a price per share of $15.00. Morton's immediately issued a press release announcing its receipt of the High River proposal. As required under the merger agreement with Morton's Holdings and Morton's Acquisition, the Company promptly notified Morton's Holdings and Morton's Acquisition of the High River proposal.

    The Special Committee met by telephone on June 19, 2002 to consider the High River proposal. The Special Committee's financial advisor, Greenhill & Co., LLC, and legal advisor, Richards, Layton & Finger, P.A., also attended this meeting. After receiving advice from Greenhill and Richards Layton, the Special Committee determined that the High River proposal was superior to the merger agreement with Morton's Holdings and Morton's Acquisition, and recommended that, in order to comply with the Board's fiduciary duties under applicable law, Morton's, acting through the Special Committee and its advisors, participate in discussions with High River in an effort to get the best possible deal for Morton's stockholders, including by attempting to raise the cash consideration and to eliminate or reduce closing conditions. The Board of Directors met by telephone later the same day to consider the High River proposal and the Special Committee's recommendations. Greenhill and Richards Layton also attended this meeting, as did Schulte Roth & Zabel LLP, counsel to Morton's. The Board determined to act in accordance with the Special Committee's recommendations, and the Special Committee subsequently contacted High River to negotiate its proposal.

    On June 21, 2002, after concluding discussions with High River, the Special Committee met by telephone to determine how to proceed in light of these discussions. Greenhill and Richards Layton also attended this meeting. Richards Layton reported that High River was not willing to increase its offer price above $15.00 per share but it had agreed that its proposed merger would be conditioned on the receipt of only material liquor license authorizations and governmental and third party consents rather than all such authorizations and consents. After receiving advice from Greenhill and Richards Layton, the Special Committee determined that the revised High River proposal was superior to the merger agreement with Morton's Holdings and Morton's Acquisition in effect at that time and recommended that, in order to comply with the Board's fiduciary duties under applicable law, Morton's terminate the merger agreement with Morton's Holdings and Morton's Acquisition and enter into the revised High River proposal. The Board of Directors met by telephone later the same day. Greenhill, Richards Layton and Schulte Roth also attended this meeting. The Board determined to act in accordance with the Special Committee's recommendations, and promptly notified Morton's Holdings and Morton's Acquisition of its determination.

    The Board noted that, as required under customary provisions contained in the merger agreement with Morton's Holdings and Morton's Acquisition, Morton's could not terminate that merger agreement until five business days after notice is provided to Morton's Holdings and Morton's Acquisition, and that Morton's must cooperate fully with Morton's Holdings and Morton's Acquisition during these five business days with the intent of the parties agreeing on modifications to that merger agreement. The Board determined that if, at the end of the five business day period, the revised High

River proposal continued to be superior to the merger agreement with Morton's Holdings and Morton's Acquisition, then Morton's would terminate that merger agreement and enter into the revised High River proposal. Morton's issued a press release the same day setting forth the Board's determinations.

    On June 28, 2002, within the five business day period, Morton's Holdings and Morton's Acquisition delivered to the Special Committee a signed amendment to their merger agreement that raised the merger consideration to $15.00 per share, removed the closing condition that would have required Morton's to obtain prior to closing all authorizations necessary to maintain liquor licenses following consummation of the merger, and modified the condition requiring governmental and third party consents to the merger so that only material consents would be required. Morton's Holdings and Morton's Acquisition also submitted a signed equity commitment letter reflecting the increased merger consideration. The Special Committee met by telephone later the same day to consider the impact of the revised offer. Greenhill and Richards Layton also attended this meeting. The Special Committee noted that, pursuant to the terms of the merger agreement with Morton's Holdings and Morton's Acquisition, unless the Special Committee and the Board determined that the revised High River proposal continued to be superior, the Company was required to accept the merger agreement with Morton's Holdings and Morton's Acquisition. After receiving advice from Greenhill and Richards Layton, the Special Committee determined that the revised High River proposal was no longer superior to the merger agreement with Morton's Holdings and Morton's Acquisition, as they had agreed to amend it, and, accordingly, that the Board was required to approve and adopt the amendments proposed by Morton's Holdings and Morton's Acquisition. The Board of Directors then met by telephone later the same day. Greenhill, Richards Layton and Schulte Roth also attended this meeting. The Board determined to act in accordance with the Special Committee's recommendations, and Morton's promptly entered into the amendment to the merger agreement with Morton's Holdings and Morton's Acquisition. Morton's then issued a press release disclosing these events.

    On July 9, 2002, High River delivered to the Special Committee a signed merger agreement substantially similar to the merger agreement with Morton's Holdings and Morton's Acquisition, as amended, but with a price per share of $16.00. Morton's promptly notified Morton's Holdings and Morton's Acquisition of the revised High River proposal, and Morton's Holdings and Morton's Acquisition soon thereafter delivered to the Special Committee a signed amendment to their merger agreement that raised the merger consideration to $16.00 per share. Morton's Holdings and Morton's Acquisition also submitted a signed equity commitment letter reflecting the increased merger consideration. The Special Committee then met by telephone to consider the two revised offers. Greenhill and Richards Layton also attended this meeting. After receiving advice from Greenhill and Richards Layton, the Special Committee determined that, in view of the matching offer from Morton's Holdings and Morton's Acquisition, the High River proposal was not superior to the merger agreement with Morton's Holdings and Morton's Acquisition, as they had agreed to amend it, and, accordingly, that the Board was required to approve and adopt the amendment proposed by Morton's Holdings and Morton's Acquisition. The Board of Directors then met by telephone later the same day. Greenhill, Richards Layton and Schulte Roth also attended this meeting. The Board determined to act in accordance with the Special Committee's recommendations, and Morton's promptly entered into the amendment to the merger agreement with Morton's Holdings and Morton's Acquisition. The next morning Morton's issued a press release disclosing these events.

    Late in the evening on July 9, 2002, Morton's received a conditional proposal from High River that included a signed merger agreement substantially similar to the merger agreement with Morton's Holdings and Morton's Acquisition, as amended, but with a price per share of $17.00. Unlike previous offers by High River, however, this proposal was conditioned on Morton's, by the close of business on July 10, 2002, exempting High River from Morton's stockholders rights agreement to permit High River to "negotiate, enter into agreements and arrangements, and otherwise join, with others, to acquire Morton's." The Special Committee met by telephone on July 10, 2002 to consider the revised High River proposal. Richards Layton and Greenhill also attended this meeting. The Special Committee noted that taking the action required by High River was prohibited by a provision in the merger agreement with Morton's Holdings and Morton's Acquisition and could subject the Company to substantial damages for breach of contract. Additionally, Morton's would be at risk of losing the transaction with Morton's Holdings and Morton's Acquisition and never reaching closing on a High River transaction. Richards Layton noted that it had raised these issues with High River, but that High River did not appear willing to remove the condition. The Board of Directors then met by telephone to consider the revised High River proposal. Greenhill, Richards Layton and Schulte Roth also attended this meeting. The Special Committee informed the Board of its discussions. At the Board's direction, Morton's sent a letter to Morton's Holdings and Morton's Acquisition requesting that they agree to amend their merger agreement to permit Morton's to amend its stockholders rights agreement in the manner required by High River. Morton's Holdings and Morton's Acquisition soon thereafter replied in writing that they saw no legitimate reason to amend their merger agreement, noting that the provision in their existing merger agreement is customary, that each of the proposed forms of merger agreement submitted by High River contained the same provision and that recent events indicated that the provision was not a deterrent to a potential bidder willing to make a bona fide superior proposal to all Morton's stockholders. Morton's Holdings and Morton's Acquisition also noted that High River could seek a co-bidder at any time if it submitted a superior proposal that became the winning bid, and that, although High River claimed to be prepared to purchase the Company itself, it was now requiring the ability to make a joint bid.

    Later that day, after receiving the response from Morton's Holdings and Morton's Acquisition, the Special Committee's counsel sent a letter to High River requesting that it remove the new condition. The Special Committee advised High River that it was prepared to recommend High River's revised proposal as superior to the merger agreement with Morton's Holdings and Morton's Acquisition if High River removed the condition. The Special Committee and the Board met jointly by telephone later that evening. Greenhill, Richards Layton and Schulte Roth also attended this meeting. Richards Layton apprised the Special Committee and Board members of the response from Morton's Holdings and Morton's Acquisition, and indicated that it had not received a response from High River. The Special Committee and Board members agreed to meet again the next day in anticipation of High River's response.

    In the early afternoon of July 11, 2002, the Special Committee again attempted to contact High River to discuss its conditional proposal, but High River was not willing to discuss it. Later the same afternoon, Mr. Icahn sent a letter to Greenhill expressing his dissatisfaction with the Special Committee, the Board of Directors and Castle Harlan. Mr. Icahn also stated that he is willing to "discuss" the matters raised in his July 9, 2002 letter and to go forward with the transaction only under unspecified "appropriate circumstances." After receiving the letter, the Special Committee again attempted to contact High River, whose only comment was "what we have to say for now is in the Greenhill letter." Later the same afternoon, the Special Committee met by telephone to consider High River's letter and the status of the bidding process. Richards Layton and Greenhill also attended this meeting. The Special Committee again discussed how taking the action required by High River was prohibited by a provision in the merger agreement with Morton's Holdings and Morton's Acquisition, could subject the Company to substantial damages for breach of contract, and could result in the Company losing the transaction with Morton's Holdings and Morton's Acquisition and never reaching closing on a High River transaction. Among other things, the Special Committee discussed various provisions of High River's proposed form of merger agreement that would allow High River to terminate the agreement as a direct result of its requiring Morton's to breach the merger agreement with Morton's Holdings and Morton's Acquisition.

    After receiving advice from Greenhill and Richards Layton, the Special Committee was unable to conclude that the $17 per share conditional High River proposal, when considered with potential costs and risks involved in complying with the condition, was superior to the binding $16.00 per share merger agreement with Morton's Holdings and Morton's Acquisition.

    The Board of Directors then met by telephone later the same day. Greenhill, Richards Layton and Schulte Roth also attended this meeting. The Special Committee informed the Board of its discussions and that it would be prepared to recommend the High River proposal if the condition was removed. At the direction of the Board, the Company issued a press release that evening disclosing the developments. Also that evening, the Company issued a press release disclosing a letter that Mr. Bernstein sent to Mr. Icahn responding to Mr. Icahn's earlier letter.

    The Board of Directors of the Company, and Morton's Holdings, Morton's Acquisition, Castle Harlan Partners III, L.P., John K. Castle and David B. Pittaway, continue to believe that the merger agreement with Morton's Holdings and Morton's Acquisition and the proposed merger are substantively and procedurally fair to, and in the best interests of, Morton's unaffiliated stockholders. In reaching this conclusion, such persons considered the factors set forth in the Company's proxy statement under the captions "Reasons for the Recommendations of the Special Committee and the Board of Directors--Fairness of the Merger to Stockholders" and "Position of Morton's Holdings, Morton's Acquisition, CHP, John K. Castle and David B. Pittaway as to the Fairness of the Merger", respectively, as well as the following:

    - the $16.00 merger consideration represents a substantial increase over the prior $13.50 price, and represents a premium of 40% over the closing market price of $11.44 on March 25, 2002, the last full trading day before the parties entered into the original merger agreement, and a premium of 142% over the closing market price of $6.60 on February 14, 2002, the last full trading day before Morton's Holdings submitted its initial proposal to acquire Morton's;

    - Morton's Holdings and Morton's Acquisition are prepared and able to close sooner and, accordingly, with a higher degree of certainty, than High River because they have already received substantially all required regulatory and third party consents and approvals, while High River has not yet commenced seeking any such consents and approvals;

    - High River's latest proposal was subject to a condition which, if satisfied, would have required Morton's to breach its contractual obligations to Morton's Holdings and Morton's Acquisition, exposing the Company to damages and risking the loss of the merger agreement with Morton's Holdings and Morton's Acquisition without any certainty of closing a transaction with High River;

    - High River's latest proposal imposed an arbitrary and unreasonable time deadline for acceptance, which was not extended, rendering the proposal withdrawn by its own terms when the deadline was not met; and

    - the provision in the existing merger agreement with Morton's Holdings and Morton's Acquisition restricting Morton's from amending its stockholders rights agreement, to which High River has objected, is a customary provision and was contained in every proposed agreement submitted by High River, including the July 9th proposal.